UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 30, 2012

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 W. South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 30, 2012, Real Goods Solar, Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it is no longer in compliance with NASDAQ Listing Rule 5450(b)(1)(C) because the market value of the Company’s publicly held shares has fallen below the $5.0 million minimum requirement for continued listing on the NASDAQ Global Market for a period of at least 30 consecutive business days. NASDAQ calculates publicly held shares by subtracting from the total shares outstanding any shares held directly or indirectly by officers, directors or any person who beneficially owns more than 10% of the total shares outstanding.

The NASDAQ letter does not result in the immediate delisting of the Company’s Class A common stock from the NASDAQ Global Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, until May 29, 2013, to regain compliance with NASDAQ Listing Rule 5450(b)(1)(C). Compliance can be achieved by meeting the $5.0 million minimum requirement for market value of publicly held shares for a minimum of 10 consecutive business days during the 180-day compliance period. If compliance with NASDAQ Listing Rule 5450(b)(1)(C) cannot be demonstrated by May 29, 2013, NASDAQ will notify the Company that its Class A common stock is subject to delisting. In the event that the Company receives a notice of delisting, NASDAQ rules permit the Company to appeal the delisting determination to a NASDAQ Hearings Panel.

The Company may also apply to transfer the listing of its Class A common stock to The NASDAQ Capital Market (which has a lower minimum requirement for market value of publicly held shares for continued listing) if it satisfies certain listing criteria for The NASDAQ Capital Market (except for the bid price requirement of The NASDAQ Capital Market).

The Company is currently considering available options to resolve the deficiency and regain compliance with the NASDAQ minimum requirement for market value of publicly held shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Kam Mofid
Kamyar (Kam) Mofid Chief Executive Officer

Date: December 4, 2012